EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 29, 2016, relating to the financial statements and financial statement schedule of Health Net, Inc. and subsidiaries appearing in the Current Report on Form 8-K of Centene Corporation filed on March 24, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche

Los Angeles, California

May 23, 2016